Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Franklin BSP Real Estate Debt, Inc. (the “Company,” “we,” “us” or “our”) has registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class F Common Stock, par value $0.001 per share (“Class F Common Stock”). The Company has also authorized shares of Class F-D Common Stock, par value $0.001 per share (“Class F-D Common Stock”) and Class F-S Common Stock, par value $0.001 per share (“Class F-S Common Stock”). The Class F-D Common Stock and Class F-S Common Stock have the same terms as Class F Common Stock except with respect to the fees paid to broker-dealers in connection with their sale. As a result, the Company views the Class F Common Stock, Class F-D Common Stock and Class F-S Common Stock as being part of the same class of common stock (collectively, the “Class F Shares”) for purposes of the Exchange Act.

The general terms and provisions of our Class F Shares, including relevant provisions of the Maryland General Corporation Law (the “MGCL”), are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to our Articles of Amendment and Restatement (our “Charter”), including the Articles Supplementary designating the Class F Common Stock, the Articles Supplementary designating the Class F-D Common Stock, and the Articles Supplementary designating the Class F-S Common Stock, (collectively, the “Articles Supplementary”), and our Amended and Restated Bylaws (our “Bylaws”), all of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Charter and Bylaws and the applicable provisions thereof for additional information.

Shares Authorized

Our Charter provides that the Company may issue up to 3,200,000,000 shares, consisting of (i) 3,100,000,000 shares classified as common stock, par value $0.001 per share, including 500,000,000 shares of common stock designated as Class I Common Stock, par value $0.001 per share ("Class I Common Stock”),  and (ii) 100,000,000 shares classified as preferred stock, par value $0.001 per share. The applicable Articles Supplementary designate 100,000,000 shares, 400,000,000 shares, and 400,000,000 shares of common stock as Class F Common Stock, Class F-D Common Stock, and Class F-S Common Stock, respectively. The Company’s board of directors (the “Board”) may amend our Charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue, including to create any class of common stock to be issued in our private offering.

Common Stock

The differences among the classes of common stock relate to upfront selling commissions and ongoing stockholder servicing fees, as well as management and performance fees.

Subject to the restrictions on ownership and transfer of stock set forth in our Charter, the holders of all classes of common stock are entitled to one vote per share on all matters upon which stockholders are entitled to vote pursuant to our Charter and applicable law, including election of our directors. The holders of all classes of common stock vote together as a single class on all actions to be taken by the stockholders; provided, however, that with respect to (1) any amendment of our Charter that would materially and adversely affect the rights, preferences and privileges of only a particular class of common stock, (2) any matter submitted to stockholders that relates solely to a particular class of common stock or (3) any matter submitted to stockholders in which the interests of a particular class of common stock differs from the interests of all other classes of common stock, only the affirmative vote of the holders of a majority of such affected class of common stock, with no other class of common stock voting except such affected class of common stock voting as a separate class, will be required.

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Our Charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common stock can elect our entire Board. Subject to any preferential rights of any outstanding class or series of shares and to the provisions in our Charter regarding the restriction on ownership and transfer of shares, the holders of common stock are entitled to such distributions as may be authorized from time to time by the Board and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of common stock will not have preemptive rights, meaning that our stockholders will not have an automatic option to purchase any new shares that we issue.

Our Charter also contains a provision permitting the Board, without any action by our stockholders, to classify or reclassify any unissued shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of shares.

We will not issue certificates for our shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. Transfers can be effected by submitting an executed transfer and assignment form to our transfer agent, which we will provide to our stockholders at no charge upon written request.

Dividend Rights

Subject to the preferential rights of any of our other classes or series of stock and to the provisions of our Charter regarding the restriction on the transfer of stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our Board, and declared by our Board out of assets or funds legally available therefor. The per share amount of distributions, if any, on our classes of common stock may differ because of different class-specific stockholder servicing fees that are deducted from the gross distributions for certain share classes. Stockholders will not be entitled to receive a distribution if their shares are repurchased prior to the applicable time of the record date. For stockholders who participate in the distribution reinvestment plan (“DRIP”), the cash distributions attributable to shares of common stock will be automatically invested in shares of common stock of the corresponding class, subject to limited exceptions.

Under the MGCL, the Board may delegate to a committee of directors the power to fix the amount and other terms of a distribution. In addition, if the Board gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, the Board may delegate to one or more of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.

The Board’s discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the REIT requirements. To qualify as a REIT, we are required to pay distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. To qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders. Generally, income distributed to stockholders will not be taxable to us under the Code if we qualify to be taxed as a REIT.

Distribution Reinvestment Plan

We have adopted a DRIP. Holders of common stock will have the cash distributions attributable to the common stock they own automatically reinvested in additional shares of common stock of the same class on the business day such distribution would have been paid to such stockholder, unless they elect not to participate in our DRIP; provided, however, that clients of certain participating broker-dealers will receive distributions in cash unless they elect to participate in our DRIP.

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The purchase price for shares of common stock purchased pursuant to the DRIP will be equal to the transaction price for the applicable class of shares at the time the distribution is payable. Stockholders will not pay upfront selling commissions when purchasing shares pursuant to the DRIP.

The Board reserves the right to amend any aspect of our DRIP without the consent of the stockholders, provided that notice of any material amendment is sent to participants at least ten (10) business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution.

Terms of Conversion; Liquidation

Class F Common Stock

Each share of Class F Common Stock will automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock with an equivalent net asset value (“NAV”) on the earliest of (a) if the Company lists the Class I Common Stock on a national securities exchange (which it does not intend to do), the effective date of such listing (or such later date or dates not to exceed eighteen months from the effective date of such listing as shall be approved by the Board with respect to all or any portion of the outstanding shares of the class or classes that are not so listed), and (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which the stockholders receive cash or securities listed on a national securities exchange.

In addition, immediately before any liquidation, dissolution or winding up, or any distribution of our assets pursuant to a plan of liquidation, dissolution or winding up, shares of Class F Common Stock will automatically convert into a number of shares of Class I Common Stock with an equivalent NAV. Following such conversion, our aggregate assets available for distribution to holders of our common stock, or the proceeds therefrom, will be distributed to each holder of shares of Class I Common Stock, ratably with each other holder of shares of Class I Common Stock (which will include all converted shares of Class F Common Stock), in such proportion as the number of outstanding shares of Class I Common Stock held by such holder bears to the total number of outstanding shares of Class I Common Stock then outstanding.

Class F-D Common Stock

Each share of Class F-D Common Stock will automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock with an equivalent NAV on the earliest of (a) if the Company lists the Class I Common Stock on a national securities exchange (which it does not intend to do), the effective date of such listing (or such later date or dates not to exceed eighteen months from the effective date of such listing as shall be approved by the Board with respect to all or any portion of the outstanding shares of the class or classes that are not so listed), and (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which the stockholders receive cash or securities listed on a national securities exchange.

In addition, if the Dealer Manager, in conjunction with the transfer agent, determines that total selling commissions and stockholder servicing fees paid with respect to a share of Class F-D Common Stock would exceed any applicable limit set by the applicable participating broker-dealer as set forth in any applicable agreement between the Dealer Manager and such participating broker-dealer at the time such shares were issued, then at the end of such month, such share of Class F-D Common Stock (and any shares issued under the DRIP with respect thereto) shall automatically convert without any action on the part of the holder thereof into a number of shares of Class F Common Stock (including any fractional shares) with an equivalent aggregate NAV as such shares of Class F-D Common Stock.

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In addition, immediately before any liquidation, dissolution or winding up, or any distribution of our assets pursuant to a plan of liquidation, dissolution or winding up, shares of Class F-D Common Stock will automatically convert into a number of shares of Class I Common Stock with an equivalent NAV. Following such conversion, our aggregate assets available for distribution to holders of our common stock, or the proceeds therefrom, will be distributed to each holder of shares of Class I Common Stock, ratably with each other holder of shares of Class I Common Stock (which will include all converted shares of Class F-D Common Stock), in such proportion as the number of outstanding shares of Class I Common Stock held by such holder bears to the total number of outstanding shares of Class I Common Stock then outstanding.

Class F-S Common Stock

Each share of Class F-S Common Stock will automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock with an equivalent NAV on the earliest of (a) if the Company lists the Class I Common Stock on a national securities exchange (which it does not intend to do), the effective date of such listing (or such later date or dates not to exceed eighteen months from the effective date of such listing as shall be approved by the Board with respect to all or any portion of the outstanding shares of the class or classes that are not so listed), and (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which the stockholders receive cash or securities listed on a national securities exchange.

In addition, if the Dealer Manager, in conjunction with the transfer agent, determines that total selling commissions and stockholder servicing fees paid with respect to a share of Class F-S Common Stock would exceed any applicable limit set by the applicable participating broker-dealer as set forth in any applicable agreement between the Dealer Manager and such participating broker-dealer at the time such shares were issued, then at the end of such month, such share of Class F-S Common Stock (and any shares issued under the DRIP with respect thereto) shall automatically convert without any action on the part of the holder thereof into a number of shares of Class F Common Stock (including any fractional shares) with an equivalent aggregate NAV as such shares of Class F-S Common Stock.

In addition, immediately before any liquidation, dissolution or winding up, or any distribution of our assets pursuant to a plan of liquidation, dissolution or winding up, shares of Class F-S Common Stock will automatically convert into a number of shares of Class I Common Stock with an equivalent NAV. Following such conversion, our aggregate assets available for distribution to holders of our common stock, or the proceeds therefrom, will be distributed to each holder of shares of Class I Common Stock, ratably with each other holder of shares of Class I Common Stock (which will include all converted shares of Class F-S Common Stock), in such proportion as the number of outstanding shares of Class I Common Stock held by such holder bears to the total number of outstanding shares of Class I Common Stock then outstanding.

Preferred Stock

Our Charter authorizes the Board to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of the common stock.

For example, the Board already authorized the issuance of a share of Series A Preferred Stock, par value $0.001 per share, which share may be issued in the future.

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Tender Offers

Our Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide notice of such tender offer at least 10 business days before initiating the tender offer. If any person initiates a tender offer that does not comply with such provisions (a “Non-Compliant Tender Offer”), we may elect to publish a statement (a “Position Statement”) disclosing that the Company either (i) recommends acceptance or rejection of, (ii) expresses no opinion and is remaining neutral toward, or (iii) is unable to take a position with respect to the Non-Compliant Tender Offer. In addition, any person who makes a Non-Compliant Tender Offer that is not recommended by the Company will be responsible for all of our expenses in connection with (i) the review and consideration of the Non-Compliant Tender Offer, (ii) the publication and distribution of the Position Statement and (iii) the enforcement of any provisions of our Charter relating to Non-Compliant Tender Offers. The tender offer provision in our Charter is not applicable to any shares of our stock that are listed.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year on the date specified by the Board. Special meetings of stockholders may be called only upon the request of a majority of the Board, a majority of our Independent Directors or our chief executive officer, president or chairperson of the Board, and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request stating the purpose of any such special meeting and the matters proposed to be acted on at such meeting and the satisfaction of certain procedural requirements set forth in the Bylaws, our secretary will provide a written notice to our stockholders not less than ten and not more than 90 days before the meeting. The presence either in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter will constitute a quorum (except for an annual meeting of stockholders if the number of director nominees does not exceed the number of directors to be elected, in which case at least one-third of all the votes entitled to be cast shall constitute a quorum). Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that a plurality of the votes cast at a duly called meeting at which a quorum is present is sufficient to elect a director.

Under the MGCL, we generally cannot (1) amend our Charter, (2) dissolve, or (3) merge, consolidate, convert, engage in a statutory share exchange or sell all or substantially all of our assets unless the action is advised by our Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. As permitted by Maryland law, except for amendments to the provisions of our Charter relating to the removal of directors and the vote required to amend certain provisions, which must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, the vote of stockholders entitled to cast a majority of all the votes entitled to be cast is required to approve any such action. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless the Board determines, upon the affirmative vote of a majority of the Board, that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights. Pursuant to our Charter and Bylaws, stockholders have the power to remove a director from the Board. Directors may be removed only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Advance Notice of Director Nomination and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (1) by or at the direction of our Board, (2) by a stockholder that has requested a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual the stockholder proposes to nominate or (3) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws.

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Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that the Company may issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of our common stock will not have appraisal rights or rights of objecting stockholders unless the Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights.

Exclusive Forum For Certain Litigation

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(q) of the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee to us or to our stockholders or (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL, our Charter or our Bylaws, or (b) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it believes is more favorable for disputes against us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Restrictions on Ownership and Transfer

Our Charter contains restrictions on the number of shares that a person or group may own. No person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock; or (ii) 9.8% in value or number of shares of common stock, whichever is more restrictive, of our outstanding shares of all classes or series (including any preferred shares) unless they receive an exemption from the Board.

Subject to certain limitations, the Board, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as it may determine or our Charter may require. The Board may grant limited exemptions to certain persons who directly or indirectly own shares, including directors, officers and stockholders controlled by them or trusts for the benefit of their families.

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Our Charter further prohibits any person from beneficially or constructively owning shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring shares if the transfer would result in shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire shares that may violate any of these restrictions, or who is the intended transferee of shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if the Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons (in which case such transfer will be void ab initio and the intended transferee will acquire no rights in such shares) will result in the number of shares causing the violation, rounded up to the nearest whole share, being automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Charter, prior to the date of the attempted transfer. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our Charter, per share on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount such proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price, as defined in our Charter, per share at the time of the devise or gift and (2) the market price, as defined in our Charter, per share on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

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If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee will acquire no rights in such shares.

All certificates, if any, representing shares issued in the future will bear a legend referring to the restrictions described above.

Every owner of more than 5% of the outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by the Board, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to allow us to evaluate its compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Certain Anti-takeover Matters

Our Charter and our Bylaws, and the MGCL, contain certain provisions that could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise.

Business Combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the Board approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the Board has adopted a resolution exempting any business combination with an interested stockholder or its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and the Adviser or any affiliate of the Adviser. As a result, the Adviser or any affiliate of the Adviser may be able to enter into business combinations with the Company that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Control Share Acquisitions.

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “interested shares,” which are shares:

•	owned by the acquiring person;
•	owned by the Company’s officers; and
•	owned by the Company’s employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;
•	one-third or more, but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the Board to call a special meeting of stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, the Company may present the question at any stockholders’ meeting.

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If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, the Company may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by the Charter or Bylaws.

As permitted by the MGCL, the Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three Independent Directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

The Company will elect that, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, the Company already vests in the Board the exclusive power to fix the number of directorships, has a two-thirds vote requirement for the removal of directors and requires the request of stockholders entitled to cast a majority of the votes entitled to be cast to call a special meeting.

Transfer Agent

SS&C GIDS, Inc. acts as our registrar and as the transfer agent for our common stock.

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